AMENDMENT NUMBER 5 TO THE
                              POWER SALES CONTRACT
                                     BETWEEN
                           MIDAMERICAN ENERGY COMPANY
                                       AND
                         NEBRASKA PUBLIC POWER DISTRICT



     THIS AMENDMENT NUMBER 5 is made and entered into as of the 2nd day of September, 1997, by and between MidAmerican Energy Company ("MidAmerican"), formerly Iowa Power and Light Company, and Nebraska Public Power District (the "District"), formerly Consumers Public Power District.

     WHEREAS, MidAmerican and the District entered into a Settlement Agreement as of May 7, 1997, settling the lawsuit entitled: MidAmerican Energy Company v. Nebraska Public Power District, Civil Action No. 4-95-CV-80356 in the United States District Court For The District of Iowa, Central Division; and

     WHEREAS, MidAmerican and the District, as a result of said settlement, reached agreement to amend further the Power Sales Contract made and entered into by them as of September 22, 1967 and heretofore amended as of February 20, 1968, May 24, 1968, August 31, 1970, and March 28, 1974, respectively.

     NOW, THEREFORE, MidAmerican and the District hereby agree as follows:

     1. Section 15 of the Power Sales Contract shall be deleted in its entirety and the following shall be substituted in its place:

          "Section 15. Operation and Maintenance

          The District agrees that it will operate and maintain and make renewals and replacements to the Nuclear Facility and the EHV Facilities consistent with Prudent Utility Practice. Prudent Utility Practice shall mean any of the practices, methods and acts which, in the exercise of reasonable judgment in the light of the facts, including but not limited to the practices, methods and acts engaged in or approved by a significant portion of the electric utility industry prior thereto, known at the time the decision was made, would have been expected to accomplish the desired result at the lowest reasonable cost consistent with reliability, safety, and expedition. It is recognized that Prudent Utility Practice is not intended to be limited to a

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          single best  practice,  method or act to the  exclusion of all others, but rather can be within a spectrum of possible practices, methods or acts which could reasonably have been expected to accomplish the
          desired  result  at  the  lowest   reasonable   cost  consistent  with
          reliability, safety and expedition. The District agrees to confer with the Purchaser at all reasonable times when requested by the Purchaser and to give good faith consideration to the Purchaser's reasonable recommendations in regard to operating practices of the District as related to the Nuclear Facility and the EHV Facilities. The District and the Purchaser shall each appoint an authorized representative to an advisory operating committee, and designate an alternate to act in the absence of such representative. The committee shall meet at monthly intervals and at other times upon the request of either representative to consider problems and policies in connection with operation, maintenance, repair and scheduled outages of the Nuclear Facility and to make recommendations to the District and to the Purchaser."

     IN WITNESS WHEREOF, MidAmerican and the District have caused this Amendment Number 5 to be executed, in two originals, and delivered by their respective officers hereunto duly authorized.



NEBRASKA PUBLIC POWER DISTRICT               MIDAMERICAN ENERGY COMPANY


By:   William R. Mayben                      By:    Stanley J. Bright
    --------------------------                   ------------------------
      William R. Mayben                             Stanley J. Bright
      President and CEO                             Chairman and CEO



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